Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-220257 on Form S-3 and Nos. 333-200828, 333-188526, 333-182225, 333-56161, 333-50806, 333-49732, 333-121073, 333-151184, 333-155191, and 333-129774 on Form S-8 of our reports dated February 26, 2019, relating to the consolidated financial statements and financial statement schedule of Sempra Energy and subsidiaries, and the effectiveness of Sempra Energy and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Sempra Energy for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP
San Diego, California
February 26, 2019